John H. Lively, Partner
      DIRECT 816.983.8177 o FAX 816.983.8080 o john.lively@huschblackwell.com 4801 MAIN STREET, SUITE 1000 o KANSAS CITY, MO 64112 www.huschblackwell.com

                                  April 2, 2008

Gardner Lewis Investment Trust
285 Wilmington-West Chester Pike
Chadds Ford, Pennsylvania 19317

RE: Legality of Securities Issued Under the Reorganization of The Chesapeake Aggressive Growth Fund into The Chesapeake Growth Fund

Ladies and Gentlemen:

      We have acted as counsel to the Gardner Lewis Investment Trust, a Massachusetts business trust (the "Trust"), in connection with the Agreement and Plan of Reorganization (the "Agreement") by the Trust, on behalf of two of its series portfolios, The Chesapeake Aggressive Growth Fund ("Aggressive Growth Fund") and The Chesapeake Growth Fund ("Growth Fund"), which provides for the reorganization of the Aggressive Growth Fund into the Growth Fund (the "Reorganization"). Pursuant to the Agreement, assets of the Aggressive Growth Fund will be transferred to the Growth Fund, the Growth Fund will assume the liabilities of the Aggressive Growth Fund, and shareholders of the Aggressive Growth Fund will be issued Institutional shares of the Growth Fund. The Institutional shares of the Growth Fund issued in the Reorganization will have an aggregate net asset value equal to the net value of the assets of the Aggressive Growth Fund transferred to the Growth Fund. The value of a current Aggressive Growth Fund shareholder's account with the Growth Fund with respect to shares subject to the Reorganization immediately after the Reorganization will be the same as the value of the shareholder's account with the Aggressive Growth Fund immediately prior to the Reorganization.

      In connection with giving this opinion, we have examined copies of the Amended and Restated By-Laws of the Trust and the Amended and Restated
Declaration  of  Trust  (collectively,   the  "Trust  Documents"),  as  well  as
resolutions of the Board of Trustees of the Trust adopted April 8, 2008 and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

      The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Institutional shares of the Growth Fund to be issued to the shareholders of the Aggressive Growth Fund pursuant to the Agreement, as described above (the "Growth Fund Shares"), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.


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                                                                   April 2, 2008
                                                                          Page 2


      Based on the foregoing, we are of the opinion that the Growth Fund Shares are duly authorized and, when issued by the Trust to the shareholders of the Aggressive Growth Fund in accordance with the terms and conditions of the Agreement, will be legally issued, fully paid and nonassessable.

      We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Massachusetts General Law relating to business trusts.

      The Trust Documents also provide no shareholder shall be subject to any personal liability solely by reason of his being or having been a shareholder to any person in connection with Trust property or the acts, obligations or affairs of the Trust. The Trust Documents provide that if any shareholder, Trustee, officer, employee, or agent, as such, of the Trust is made a party to any suit or proceeding to enforce any such liability of the Trust, he shall not, on account thereof, be held to any personal liability. The Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities, to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such shareholder for all legal and other expenses incurred by him in connection with any such claim or liability. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

      We consent to the filing of this opinion as an Exhibit to the Trust's Registration Statement on Form N-14, and to the references to our firm under the following captions under the heading "Summary - The Reorganization," "Additional Information About the Agreement - Other Terms," "Additional Information About the Agreement - Federal Income Tax Consequences" and "Legal Matters," in the combined Proxy Statement/Prospectus for the Aggressive Growth Fund and the Growth Fund, which are included in such Registration Statement.

                                               Sincerely,

                                               /s/ Husch Blackwell Sanders LLP

                                               Husch Blackwell Sanders LLP